Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114145 and 333-121937 on Form S-3 and Registration Statement Nos. 333-37648, 333-55260, 333-67784, 333-69504, 333-99473 and 333-120108 on Form 3-8 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedules of Universal Compression Holdings, Inc. (“Holdings”) (such report expresses an unqualified opinion and includes an explanatory paragraph relating to Holdings change in its method of accounting for stock-based compensation) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Universal Compression Holdings, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 1, 2007